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Exhibit 2

SOFTWARE LICENSE AGREEMENT

        THIS SOFTWARE LICENSE AGREEMENT ("Agreement") is made by and between I-LINK INCORPORATED, a Florida corporation, having its principle place of business at 13751 South Wadsworth Park Drive, Suite 200 Draper Utah, 84020 (hereinafter referred to as "I-Link"), BUYERS UNITED, INC., a Delaware corporation (hereinafter collectively referred to as "BUYERS") on the date last set forth below to be effective as of the Effective Date (as defined in the Asset Purchase Agreement).

RECITALS

        WHEREAS, I-Link has developed certain technology and is in the business of providing enhanced communication services and software through a protocol for the internet and application architecture;

        WHEREAS, I-Link's wholly owned subsidiary I-Link Communications, Inc. ("ILC") and BUYERS have entered into an Asset Purchase Agreement and related documents all dated as of the date hereof (collectively the "Transaction Documents"), pursuant to which ILC has agreed to sell to the BUYERS and BUYERS has agreed to purchase from ILC, the assets used by the ILC in its business of providing telecommunications and enhanced services, including I-Link One Number service, wholesale and retail distribution of real-time Internet Protocol communications network service and applications;

        WHEREAS, BUYERS desires to license I-Link's technology for use in BUYERS' business; and

        NOW THEREFORE, in consideration of the above Recitals and the license, payments, covenants, conditions and other terms and conditions set forth in this Agreement, the parties intending to be legally bound, agree as follows:

        1.     Definitions. Capitalized terms used but not defined in this Agreement shall have the definitions given them in the Transaction Documents. As used in this Agreement, unless the context requires another meaning:

          1.1   "Application" means an enhanced communication software solution that operates on an AppCenter.

          1.2   "AppCenter" means the enhanced telecommunication network consisting of a Softswitch operating on an RTIP Network.

          1.3   "Distributed Central Arbitration Server" or "DCAS" means I-Link's proprietary switching or routing mechanism of the Softswitch.

          1.4   "Documentation" means all user documentation existing on the Effective Date of this Agreement pertaining to the use of the Licensed Technology and the engineering journals, design specifications and change information referred to in Section 3 below.

          1.5   "I-Link Applications" mean One Number and those Applications described on the attached Schedule 1.5.

          1.6   "I-Link API" means the application programming interface used to develop Applications that operate on an RTIP Network.

          1.7   "Intellectual Property Rights" means all patents and patent applications whether pending or not, copyrights (whether registered or unregistered), inventions whether patented or not, designs (whether registered or unregistered), rights in, for, and to circuit layouts, trade secrets, proprietary technology and other intellectual property rights such as Know-How, Show-How, etc. and any applications for, or rights to obtain or acquire such rights, whether currently existing or hereafter acquired that pertain to the Licensed Technology.

          1.8   "BUYERS Application" means those Applications developed by BUYERS using the I-Link API that do not constitute Derivative Works.

          1.85 "Buyer's API" means the application programming interface used to develop Applications that operate on an RTIP Network.

          1.9   "Licensed Technology" means the source code that relates to I-Link's AppCenter, the I-Link API, the I-Link Applications and RTIP Network technology.

          1.10 "Derivative Works" mean any change, addition, enhancement, improvement or other modification of the Licensed Technology and Documentation made by or on behalf of BUYERS, which includes any part of the Licensed Technology or Documentation.

          1.11 "RTIP Network" means a real time internet protocol enhanced service telecommunication network consisting of non-proprietary circuits, routers, telecommunication lines and equipment and other proprietary software and devices connected to the public switched telephone network and the internet protocol (IP) network.

          1.12 "Softswitch" means the proprietary call control mechanism including a Central Arbitration Server or DCAS which establishes connectivity between proprietary devices on the RTIP Network and Applications, including all existing monitoring and administration tools and servers.

          1.13 "One Number" means I-Link's current enhanced telecommunication platform and application (as modified from time to time) that includes unified voice messaging, conferencing, facsimile services, follow me, toll free service, etc.

          1.14 "WxC" means I-Link's wholly owned subsidiary WorldxChange Corp., a Delaware corporation, and its successors and/or assigns, if any.

          1.15 "Gateway" means those devices located on the edge of the RTIP Network that serve as connection and signal conversion mechanisms to other networks, including ISDN, SS7 and SIP.

          1.16 "Application Resource" means the servers in the RTIP Network that provide services such as voice recognition, conferencing, text to speech and call recording to Applications, the Voice 4 Less Application Platform and GateLink.

          1.17 "Voice 4 Less" means I-Link's current enhanced telecommunication platform and Application (as modified from time to time) that includes unified voice messaging, conferencing, facsimile services, follow me, toll free service, etc, including call processing, platform and the "out of band" broadcast server referred to as MCP.

          1.18 "GateLink" means the Application programming interface used to develop Applications that operate on an RTIP Network.

          1.19 "Application Web Services" means the web servers and code that provide user interface to Voice 4 Less Applications.

          1.20 "OSS" means the set of servers, tables and code used to service customers, such as account provisioning and customer resource management.

          1.21 "Billing" means the set of servers, tables and code used to collect raw call detail records (CDR) from the Softswitch and segregate, rate, tax, and deliver data to OSS and financial systems.

        2.     Technology License. In consideration of the issuance by BUYERS to I-Link of 45,000 shares of the Series B Convertible Preferred Stock of BUYERS, and the other agreements, promises, covenants and obligations of BUYERS contained in the Transaction Documents and in this Agreement, I-Link hereby grants to BUYERS a paid-up, non-exclusive, perpetual, non-transferable, worldwide license to make, have made, and use the Licensed Technology, any and all Derivative Works of the Licensed Technology, and the non-patent Intellectual Property Rights for the sole purpose of providing enhanced telecommunications services to BUYERS' customers. In consideration of the issuance by BUYERS to I-Link of 50,000 shares of the Series B Convertible Preferred Stock of BUYERS, and the other agreements, promises, covenants and obligations of BUYERS contained in the Transaction Documents and in this Agreement, I-Link hereby grants to BUYERS a paid-up, non-exclusive, perpetual, non-transferable, worldwide license to make, have made, and use the patents and patent rights included in the Intellectual Property Rights for the sole purpose of providing enhanced telecommunications services to BUYERS' customers. I-Link agrees that, at all times, I-Link will offer to BUYERS for BUYERS acceptance thereof any and all terms and conditions made to any licensee of Licensed Technology and any and all Derivative Works of the Licensed Technology as set forth in this Agreement for the term of this Agreement. BUYERS agrees to promptly inform I-Link of any offer to acquire BUYERS which BUYERS, in its sole discretion, believes is for the purpose of acquiring the Technology License hereunder.

        3.     Documentation License.    I-Link hereby grants to BUYERS a paid-up, non-exclusive, perpetual, non-transferable, worldwide license to use and copy the Documentation in support of BUYERS licensed use of the Intellectual Property Rights, Licensed Technology, and any and all Derivative Works of the Licensed Technology. BUYERS agrees to keep and maintain, within reason and accepted common practice in the software industry, engineering journals, design specifications and information regarding any change in connection with any of BUYERS' maintenance, operation and development of the Licensed Technology and any Applications of BUYERS. Such engineering journals, design specifications and change information shall constitute Documentation by BUYERS regarding any such changes by BUYERS to the Licensed Technology.

        4.     Ownership and Acceptance.    The parties acknowledge and agree that other than the rights granted to BUYERS in Sections 2 and 3 above, I-Link shall retain all right, title and interest in the Intellectual Property Rights, Licensed Technology, and any and all Derivative Works of the Licensed Technology, and Documentation. BUYERS shall be deemed to have accepted the Intellectual Property Rights, Licensed Technology, and Documentation on the actual delivery thereof and/or transfer of control thereof in its entirety on the Effective Date of this Agreement.

        5.     Derivative Works and Buyer Applications. This Agreement includes a paid-up, license for BUYERS to make, have made, and use Derivative Works. I-Link and BUYERS agree that any Derivative Works made by or on behalf of BUYERS shall be exclusively owned by I-Link. All license rights and provisions for the Licensed Technology and Documentation also apply to Derivative Works made by or on behalf of BUYERS. I-Link and BUYERS agree that any Applications made by or on behalf of BUYERS will be exclusively owned by BUYERS.

        6.     Technical Support and Development. Both I-Link and BUYERS acknowledge and agree that pursuant to the Transaction Documents, BUYERS is acquiring all of the assets whatsoever used by I-Link's current engineering, development and support team that maintains, develops and supports the Licensed Technology and that BUYERS will make offers of employment to certain I-Link engineers for purposes of establishing and operating a development and engineering facility located at BUYERS Bluffdale, Utah offices (the "Engineering Facility"). Throughout the term of this Agreement, BUYERS agrees as follows:

          6.1   BUYERS shall maintain the Engineering Facility in a reasonable condition as is commonly known in the industry for such a facility;

          6.2   Whenever I-Link or WxC employs engineers or developers to develop new I-Link Applications or Derivative Works, upon prior timely notice, BUYERS agrees to provide such engineers and developers with access and use of the Engineering Facility and Documentation solely during normal business hours from Monday through Friday of each week, free of charge from BUYERS;

          6.3   From time to time as WxC or I-Link may request upon prior written notice in writing for a reasonable time period not extending beyond one calendar month, BUYERS agrees to provide reasonable engineering, development, maintenance and support services in connection with the Licensed Technology at rates no less favorable than prevailing market rates at that time in the industry as determined by BUYERS; and

          6.4   Upon prior written notice in writing for a reasonable time period not extending beyond one calendar month, BUYERS shall provide I-Link and WxC with any reasonable, necessary, and required instruction and training as commonly provided in the industry with respect to the Derivative Works made by or on behalf of BUYERS, the BUYERS Applications, and related Documentation free of charge;

          6.5   BUYERS agrees to be responsible for all of its own development, maintenance, support and engineering regarding the Licensed Technology and the Applications made by or on behalf of BUYERS.

        7.     Audit: Upon prior written request and timely notice by I-Link, BUYERS agrees to provide to I-Link a signed certification (i) verifying the Licensed Technology is being used in accordance with the terms of this Agreement; (ii) listing the locations on which the software of the Licensed Technology is used, and (iii) identifying and describing any Derivative Works and Applications made by or on behalf of BUYERS. I-Link may, solely at its expense and upon reasonable and timely prior written notice to BUYERS during normal business hours occurring Monday through Friday of any week, not including any holiday, (a) audit the use of the Licensed Technology by a Customer of BUYERS and compliance with the terms of this Agreement or (b) obtain from BUYERS a copy of the current Documentation and a machine readable copy of the current source code of the Licensed Technology, the Derivative Works and Applications made by or on behalf of BUYERS.

        8.     Export Law Compliance.    All software acquired under this Agreement shall be subject to all applicable laws, rules and regulations of the United States of America (hereinafter referred to as "United States") as well as laws of the countries in which BUYERS transacts business, specifically including United States export control laws. BUYERS agrees not to export, directly or indirectly, any software or equipment acquired under this Agreement to any country for which the Government of the United States or any agency thereof, at the time of export, requires an export license or other government approval, without first obtaining such license or approval. BUYERS agrees to be at solely at BUYERS cost and expense, responsible for obtaining the appropriate licenses or permits necessary to export the Licensed Technology from the Government of the United States.

        9.     Term and Termination.    The term of this Agreement shall commence on the Effective Date and continue unless terminated as follows:

          9.1   I-Link may terminate this Agreement immediately upon notice to BUYERS if (i) either party is unable to obtain or maintain any license, waiver, consent, registration or approval required by or in the United States or any license, waiver, consent, registration or approval required by the government of a foreign country needed to fulfill their respective obligations under this Agreement; or (ii) the continued use of the Licensed Technology under this Agreement by BUYERS would contravene any order from such government regarding an applicable regulation or law of a city, state, province, or nation; or

          9.2   Either party may terminate this Agreement if the other party breaches one or more of its obligations under this Agreement or the Transaction Documents and the defaulting party fails to cure such default within thirty (30) days after written notice by the other party of such default; or

          9.3   BUYERS may terminate this Agreement immediately upon written notice to I-Link if I-Link dissolves, discontinues, or terminates its business operations to which this Agreement pertains or makes any assignment of any rights, licenses, and/or technology set forth herein for any benefit of creditors, or grants any license to any entity under any terms not offered to BUYERS which BUYERS considers are more favorable than in this Agreement.

        10.   Effect of Termination.    Upon termination of this Agreement, BUYERS agrees to (i) immediately cease using the Licensed Technology, and (ii) certify to I-Link within thirty (30) days of termination that Buyer has returned to I-Link all software pertaining to the Licensed Technology and the Documentation and all copies thereof remaining in BUYERS' possession. This requirement applies to copies in all forms, partial and complete, in all types of media and computer memory, and whether or not modified or merged with or into other materials.

        11.   Representations and Warranties.    Each party to this Agreement represents and warrants to the other parities that:

          11.1 Such party is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement.

          11.2 Such party has full power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such party has been duly and validly authorized and no additional corporate authorization or consent is required in connection with the execution, delivery and performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of such party, enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles whether or not considered in a court of law or equity.

        12.   Indemnity.    Each party agrees to indemnify the other party, its subsidiaries and affiliates, and their officers, directors, employees and agents ("Those Indemnified") against all expenses, losses, damages and costs (including legal fees) incurred by Those Indemnified in the performance of this Agreement as a result of:

          12.1 any injury to or death of any person caused by an act or omission of the indemnifying party or its officers, employees, agents or subcontractors; or

          12.2 any damage to real or tangible property caused by any act or omission of the indemnifying party or its officers, employees, agents or subcontractors; or

          12.3 the gross negligence or willful misconduct of the indemnifying party or its officers, employees, agents or subcontractors; or

          12.4 a breach of any of the terms of this Agreement by the indemnifying party or its officers, employees, agents or subcontractors.

        13.   Disclaimer of Implied Warranties.    EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT, I-LINK MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY I-LINK TECHNOLOGY, INTELLECTUAL PROPERTY, SERVICES, SOFTWARE, EQUIPMENT, PRODUCT OR DOCUMENTATION. I-LINK SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS. I-LINK MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER WITH RESPECT TO THE INTELLECTUAL PROPERTY RIGHTS, INCLUDING ANY PATENT, COPYRIGHT AND TRADEMARK RIGHTS, OF ANY THIRD PARTY WITH RESPECT TO THE LICENSED TECHNOLOGY, DOCUMENTATION OR DERIVATIVE WORKS, WHETHER RELATING TO INFRINGEMENT OR OTHERWISE.

        14.   Limitation of Damages.    NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF USE OR LOST BUSINESS, REVENUE, PROFITS, OR GOODWILL, ARISING IN CONNECTION WITH THIS AGREEMENT UNDER ANY THEORY OF TORT, CONTRACT, WARRANTY, STRICT LIABILITY OR NEGLIGENCE, EVEN IF THE PARTY HAS BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. THE TOTAL LIABILITY OF I-LINK TO BUYER FOR CLAIMS MADE IN CONNECTION WITH THIS AGREEMENT SHALL BE LIMITED TO THE LESSER OF (A) DIRECT DAMAGES PROVEN BY BUYER OR (B) THE PURCHASE PRICE AS DEFINED IN THE ASSET PURCHASE AGREEMENT. THE FOREGOING LIMITATION APPLIES TO ALL CAUSES OF ACTION AND CLAIMS, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS.

        15.   Confidentiality.

          15.1 Each party agrees that all information furnished to it by the other party, or to which it has access under this Agreement shall be deemed the confidential and proprietary information or trade secrets (collectively referred to as "Proprietary Information") of the Disclosing Party and shall remain the sole and exclusive property of the Disclosing Party (the Party furnishing the Proprietary Information referred to as the "Disclosing Party" and the other Party referred to as the "Receiving Party"). Each Party shall treat the Proprietary Information and the contents of this Agreement in a confidential manner and, except to the extent necessary in connection with the performance of its obligations under this Agreement, neither party may directly or indirectly disclose the same to anyone other than its employees on a need to know basis and who agree to be bound by the terms of this Section, without the written consent of the Disclosing Party.

          15.2 BUYERS acknowledges that from time to time I-Link may be required to disclose the terms and conditions of this Agreement in connection with its public reporting obligations, company financing, merger, acquisition, partnering or related activities and Buyer hereby consents to the disclosure of this Agreement under such circumstances.

          15.3 The confidentiality of obligations of this Section do not apply to any portion of the Proprietary Information which is (i) or becomes public knowledge through no fault of the Receiving Party; (ii) in the lawful possession of Receiving Party prior to disclosure to it by the Disclosing Party (as confirmed by the Receiving Party's records); (iii) disclosed to the Receiving Party without restriction on disclosure by a person who has the lawful right to disclose the information; or (iv) disclosed pursuant to the lawful requirements or formal request of a governmental agency. If the Receiving Party is requested or legally compelled by a governmental agency to disclose any of the Proprietary Information of the Disclosing Party, the Receiving Party agrees that it will provide the Disclosing Party with prompt written notice of such requests so that the Disclosing Party has the opportunity to pursue its legal and equitable remedies regarding potential disclosure.

          15.4 Each party acknowledges that its breach or threatened breach of this Section may cause the Disclosing Party irreparable harm which would not be adequately compensated by monetary damages. Accordingly, in the event of any such breach or threatened breach, the Receiving Party agrees that equitable relief, including temporary or permanent injunctions, is an available remedy in addition to any legal remedies to which the Disclosing Party may be entitled.

          15.5 I-Link agrees not to solicit any employee of BUYERS for any reason during the term of this Agreement and agrees not to grant any licenses for Licensed Technology and any and all Derivative Works of the Licensed Technology to any person or entity without the agreement of such licensee to not solicit any employee of BUYERS, without BUYERS' permission, for employment for the term of such license.

        16.   Logos and Marks.    Neither party may use the name, logo, trade name, service marks, trade marks, or printed materials of the other party, in any promotional or advertising material, statement, document, press release or broadcast without the prior written consent of the other party.

        17.   General Provisions.

          17.1     Publicity.    Neither party shall issue any press release pertaining to the subject matter of this Agreement without obtaining the prior written approval of the other party, which approval shall not be unreasonably withheld; provided, however, that either party, in its sole discretion, may withhold its consent with respect to any forward looking statement as to its business or operation.

          17.2     Representation.    The parties acknowledge and agree that the relationship between them is solely that of independent contractors. Neither party, nor their respective employees, agents or representatives, has any right, power or authority to act or create any obligation, express or implied, on behalf of the other party.

          17.3     Force Majeure.    Other than with respect to Buyer's failure to make payments due hereunder, neither party shall be liable under this Agreement for delays, failures to perform, damages, losses or destruction, or malfunction of any service, equipment or any consequence thereof, caused by, or due to fire, earthquake, flood, water, the elements, third party labor disputes, utility curtailments, power failures, explosions, civil disturbances, governmental actions, acts of terrorism, shortages of equipment, services or supplies, unavailability of transportation, acts or omissions of third parties, or any other cause beyond its reasonable control.

          17.4     Waivers.    No waiver of any term or condition of this Agreement shall be enforceable unless it is in writing and signed by the party against whom it is sought to be charged. No failure or delay by either party in exercising any right, power or remedy will operate as a waiver of any such right, power or remedy, unless otherwise provided herein. The waiver by either party of any of the covenants, conditions or agreements to be performed by the other or any breach thereof shall not operate or be construed as a waiver of any subsequent breach of any such covenant, condition or agreement.

          17.5     Assignment.    This Agreement and the license granted hereunder is personal to the parties and may not be assigned by any act of either party or by operation of law without the other party's written consent, which consent shall not be unreasonably delayed or withheld; provided, however, that either party may assign this Agreement to a subsidiary or in connection with any acquisition or merger without the other party's consent; provided further, however, that in no event shall any such assignment by BUYERS have the effect of conferring protection against suit or liability on any successor in interest who was infringing the patent rights of I-Link prior to the acquisition. Any assignment or transfer not in conformance with this Section 17.5 shall be null, void and of no legal effect

          17.6     Integration.    This Agreement represents the entire agreement between the Parties with respect to the subject matter hereof and supersedes and merges all prior agreements, promises, understandings, statements, representations, warranties, indemnities and inducements relied upon by either Party, whether written or oral.

          17.7     Construction.    The language used in this Agreement is deemed the language chosen by the parties to express their mutual intent. No rule of strict construction shall be applied against either party.

          17.8     Performance and Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without regard to the State of Utah's choice of law provisions. The parties hereby consent to personal jurisdiction and venue in and before the state and federal courts of the State of Utah. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement the prevailing party shall be entitled to reasonable attorney's fees and costs in addition to any other relief to which such party may be entitled.

          17.9     Notices.    All notices, including but not limited to, demands, requests and other communications required or permitted hereunder shall be in writing and shall be deemed given: (i) when delivered in person, (ii) 24 hours after deposit with an overnight delivery service for next day delivery, (iii) the same day when sent by e-mail or facsimile transmission during normal business hours, receipt confirmed by sender's equipment, or (iv) three (3) business days after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested, and addressed to the recipient party at the address set forth below:

If to Buyers, to:	Buyers United, Inc. 14870 Pony Express Road Bluffdale, Utah 84065 Telecopy: (801) 320-3312 Attention: Paul Jarman, Executive Vice President
If to I-Link, to:	I-Link Incorporated 13751 S. Wadsworth Park Drive, Suite 200 Draper, Utah 84020 Telecopy: (801) 576-5000 Attention: Helen Seltzer, President

          17.10     Counterparts.    This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which shall constitute one and the same instrument.

          17.11     Third Parties.    The provisions of this Agreement and the rights and obligations created hereunder are intended for the sole benefit of BUYERS and I-Link, and do not create any right, claim or benefit on the part of any person not a party to this Agreement, including end-users.

          17.12     Survival Of Provisions.    Any obligations of the parties relating to monies owed, as well as those provisions relating to confidentiality, limitations on liability and indemnification, shall survive termination of this Agreement.

          17.13     Unenforceability Of Provisions.    The illegality or unenforceability of any provision of this Agreement does not affect the legality or enforceability of any other provision or portion. If any provision or portion of this Agreement is deemed illegal or unenforceable for any reason, there shall be deemed to be made such minimum change in such provision or portion as is necessary to make it valid and enforceable as so modified.

          17.14     Amendments.    This Agreement is voidable by I-Link if the text is modified by BUYERS without the written or initialed consent of an authorized I-Link officer. Any amendments or modifications to this Agreement must be in writing and signed by an authorized officer of each party.

          17.15     Authority.    Each individual executing below on behalf of a party hereby represents and warrants that such individual is duly authorized to so execute, and to deliver this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below to be effective on the Effective Date.

BUYERS UNITED, INC.
By:	/s/ THEODORE STERN Theodore Stern, Chief Executive Officer	December 6, 2002
I-LINK INCORPORATED
By:	/s/ GARY J. WASSERSON Gary J. Wasserson, Director	December 6, 2002

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  Exhibit 2
SOFTWARE LICENSE AGREEMENT